March 13, 2014

Dear Unitholder,

On February 12, 2014, U.S. Premium Beef, LLC (“USPB”) received notice from the Internal Revenue Service (the “IRS”) that the IRS will conduct an audit of USPB’s federal tax return for tax year 2011.   Pursuant to IRS regulatory requirements, because you are a USPB unitholder you are to receive a copy of a formal notice from the IRS dated March 4, 2014. Please review the attached notice in detail and consult your tax advisor with any questions.

The audit is in its preliminary stages so it is not yet known whether the IRS will propose any adjustments to USPB’s tax return, whether any such adjustments would be material, or how such adjustments, if any, will affect USPB’s unitholders.

Sincerely,

Stanley D. Linville

U.S. Premium Beef, LLC

Chief Executive Officer